Filed Pursuant to Rule 433

Registration No. 333-192048

CHASE ISSUANCE TRUST

Class A(2014-4)

Transaction Summary Dated April 9, 2014

Issuing Entity:	Chase Issuance Trust

Notes Offered:	Class A(2014-4)

Principal Amount:	$925,000,000

Interest Rate:	Three-month LIBOR + 0.13% p.a.

Pricing Date:	April 9, 2014

Expected Issuance Date:	April 16, 2014

First Interest Payment Date:	July 15, 2014*

Interest Payment Dates:	15th day of each April, July, October, and January (unless the 15th is not a business day, in which case it will be the next business day)*

Scheduled Principal Payment Date:	April 15, 2016

Legal Maturity Date:	April 16, 2018

Price to Public:	$925,000,000 (or 100.00000%)

Underwriting Discount:	$1,850,000 (or 0.20000%)

Proceeds to the Issuing Entity:	$923,150,000 (or 99.80000%)

Selling Concessions:	0.12000%

Reallowance:	0.06000%

Weighted Average Life:	2.00 years

ERISA Eligible:	Yes (subject to important considerations described in the prospectus)

Lead Underwriter:	J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Mitsubishi UFJ Securities (USA), Inc.

The issuing entity has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Chase Bank USA, National Association, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

*	If an early amortization event or an event of default and an acceleration of the offered notes occurs, the Issuing Entity will make interest payments on the offered notes on the 15th day of each month (unless the 15th is not a business day, in which case it will be the next business day).